EXHIBIT 12.5

PENNSYLVANIA POWER COMPANY

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$41,041	$47,717	$37,833	$59,076	$65,865
Interest before reduction for amounts capitalized	18,172	16,674	15,526	9,731	9,890
Provision for income taxes	39,921	43,044	35,959	49,752	54,943
Interest element of rentals charged to income (a)	1,316	326	167	285	452
Earnings as defined	$100,450	$107,761	$89,485	$118,844	$131,150

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$16,971	$15,521	$14,228	$8,250	$8,144
Interest on nuclear fuel obligations	141	8	-	-	-
Other interest expense	1,060	1,145	1,298	1,481	1,746
Interest element of rentals charged to income (a)	1,316	326	167	285	452
Fixed charges as defined	$19,488	$17,000	$15,693	$10,016	$10,342

RATIO OF EARNINGS TO FIXED CHARGES	5.15	6.34	5.70	11.87	12.68

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.5

PENNSYLVANIA POWER COMPANY

RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$41,041	$47,717	$37,833	$59,076	$65,865
Interest before reduction for amounts capitalized	18,172	16,674	15,526	9,731	9,890
Provision for income taxes	39,921	43,044	35,959	49,752	54,943
Interest element of rentals charged to income (a)	1,316	326	167	285	452
Earnings as defined	$100,450	$107,761	$89,485	$118,844	$131,150

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest on long-term debt	$16,971	$15,521	$14,228	$8,250	$8,144
Interest on nuclear fuel obligations	141	8	-	-	-
Other interest expense	1,060	1,145	1,298	1,481	1,746
Preferred stock dividend requirements	3,703	3,699	3,731	2,560	1,689
Adjustment to preferred stock dividends to state on a pre-income tax basis	3,534	3,274	3,469	2,097	1,351
Interest element of rentals charged to income (a)	1,316	326	167	285	452
Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$26,725	$23,973	$22,893	$14,673	$13,382

RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	3.76	4.50	3.91	8.10	9.80

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.